American Superconductor Reports Fiscal 2006 Second Quarter

and Six-Month Results

WESTBOROUGH, Mass. -- November 9, 2005 -- American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for its fiscal second quarter and six months ended September 30, 2005.

Revenues for the second quarter of fiscal 2006 were $10.9 million, an increase of 14% compared to revenues of $9.5 million for the second quarter of fiscal 2005. The net loss for the second quarter was $6.8 million, or $0.21 per share, compared with a net loss of $4.1 million, or $0.15 per share, for the same period last year.

Revenues for the first six months of fiscal 2006, ended September 30, 2005, were $23.1 million, up 4% from $22.2 million for the first six months of fiscal 2005. The net loss was $12.4 million, or $0.38 per share, compared with a net loss of $9.0 million, or $0.33 per share for the same period last year.

AMSC ended the September 30, 2005 quarter with cash, cash equivalents, and short- and long-term investments of $74.5 million and no long-term debt, compared to $81.5 million at June 30, 2005 and $87.6 million at March 31, 2005.

AMSC received $5.2 million in new orders and contracts during the second quarter. The Company's total backlog of orders and contracts as of September 30, 2005 was $18.4 million, compared to a backlog of $24.3 million at June 30, 2005. Including revenue recognized in the first two quarters of fiscal 2006, backlog that is expected to be recognized as revenue in the second half of the year, and anticipated funding increases of approximately $20 million now being finalized on two existing government contracts, AMSC currently has visibility to approximately $46 million of revenues for fiscal 2006.

Revenue and Net Loss Forecasts Updated

In May and August 2005, the Company forecasted revenues for fiscal 2006 of $55 to $65 million -- essentially flat year-over-year compared with fiscal 2005 revenues of $58.3 million due primarily to the approaching conclusion of two major government contracts and the timing of their expected replacement with new government contracts going forward.

"Taking into account the orders and contracts that we anticipate closing this quarter, in addition to our current revenue visibility, we are now targeting $55 to $60 million in revenues for fiscal 2006," said Greg Yurek, president and CEO. "Additional orders and contracts that we anticipate receiving in our fourth quarter are most likely to be recognized as revenue in our next fiscal year beginning April 1, 2006."

In addition to updating its full-year revenue guidance, the Company also tightened its forecast for the net loss for the fiscal year to be in the range of $21 million to $23 million with the related loss per share to be between $0.65 per share and $0.70 per share, which is within the range of the Company's previously forecasted net loss of $18 to $23 million or $0.55 to $0.70 per share.

Power Electronic Systems Expecting Increased Orders; DVC™ Solution Announced

"We anticipate closing a substantial number of additional orders in our third and fourth fiscal quarters for power electronic systems," Yurek said. "The targeted additional orders in our third quarter are in the final stages of the decision making process by customers, so we expect to know the status of these orders by the end of December. We have procured the necessary long lead time components in anticipation of these orders, which should enable us to turn them quickly and ship the systems before fiscal year end. To the extent these orders are delayed beyond December, they will likely become backlog for our next fiscal year along with other orders expected to close in our fourth quarter. We expect the mix of orders for the fiscal year to be relatively equal between utility, wind farm and industrial applications."

Yurek commented that the Company expected this quarter to receive its first order from an electric utility for a large-scale "Dynamic VAR Compensator," or DVC™ system -- an extension of AMSC's D-VAR® ("Dynamic-VAR") product line. DVC systems, which have been in use by AMSC's customers for grid interconnection of wind farms, are large scale, transmission-level reactive power solutions built on AMSC's patented D-VAR platform. The DVC solution utilizes inverter-based FACTs (Flexible AC Transmission systems) technology and proprietary fast-switched control of capacitors and reactors.

DVCs provide transmission-level dynamic reactive compensation in the range of tens of

megaVARs (MVARs) to several hundred MVARs, substantially increasing the market reach of AMSC's proprietary power electronic solutions for utility transmission grids. Yurek commented that he expects orders for DVC systems to add significantly to the Company's backlog and revenues going forward.

New Government Contracts Anticipated

AMSC expects to participate in two new U.S. Navy contracts for ship propulsion motors and generators, both of which are expected to be initiated in the fiscal fourth quarter. Yurek also highlighted new efforts by the U.S. Department of Energy (DOE) to follow-up on the "Power Delivery Research Initiative" (PDRI) that was included in the Energy Policy Act of 2005. "The Energy Policy Act of 2005 calls for the Department of Energy to carry out demonstration projects on two superconductor cable projects -- one for a controllable, alternating current cable system, and one for a direct current cable system," Yurek said. "In August, subsequent to the passage of the Energy Bill, DOE requested submission of ideas for a new series of superconductor applications projects by September 16, 2005. In December 2005, DOE is holding workshops to help determine how to implement the PDRI projects. We believe that these anticipated new superconductor cable projects, which we expect will be started during the next year, will provide a substantial revenue opportunity for AMSC."

Production Schedule for 344 Superconductors on Track

American Superconductor reported that it remains on track to accomplish its manufacturing scale-up plan for its 344 superconductors, the industrial standard form of second generation (2G) high temperature superconductor (HTS) wire. "We started regular processing of 100-meter lengths of 344 superconductors on schedule in September 2005 and we have also started to order new full-scale manufacturing equipment for our pilot manufacturing line -- ahead of our original schedule," said Yurek. "We remain on track to achieve a manufacturing capacity of 300,000 meters per year of 344 superconductors by December 2007."

The company reported that it has sold most of its limited manufacturing capacity for 344 superconductors for the remainder of fiscal 2006 and that current sales activities indicate that orders for fiscal 2007 should exceed AMSC's current production capacity of 10,000 meters. "Interest in 344 superconductors is strong," said Yurek. "The challenge for AMSC is to continue to scale up the manufacturing operation for 344 superconductors while at the same time meeting the demand from customers who are developing products such as fault current limiters, power cables, rotating machines and electromagnet systems."

On October 24, 2005, American Superconductor named Suzuki Shokan Co. as its distribution partner for 344 superconductors in Japan. Japan represents one of the world's largest markets for superconductor wires for applications in the power transmission, industrial, medical and transportation sectors. "We believe that at least a third of our output of 344 superconductors in the next year will be sold in Japan and this new distribution agreement is expected to help us achieve this goal," Yurek said.

Key HTS Benchmarks Being Met

The Long Island Power Authority (LIPA) superconductor cable project, for which AMSC is the prime contractor and the source of the first generation (1G) HTS wire for the cable, remains on track to be installed during calendar year 2006 and to be energized in September 2006. AMSC shipped half of the 1G HTS wire required for the cable system to Nexans, the cable manufacturer for this project, in the second quarter of fiscal 2006. AMSC expects to ship the balance of the order to Nexans this quarter, and cable fabrication by Nexans is expected to be completed in the spring of 2006.

The advanced prototype SuperVAR® dynamic synchronous condenser continues to undergo rigorous, accelerated life testing in the Tennessee Valley Authority (TVA) grid in Gallatin, Tennessee, having withstood over five million voltage events since it was synchronized with the TVA grid. AMSC expects TVA to release the first of the five commercial SuperVAR machines, which TVA had previously ordered, to AMSC's production floor by the end of December 2005. Thereafter, AMSC plans to ship the first of the commercial SuperVAR machines to TVA by the fall of 2006. AMSC is continuing to conduct grid analyses for other utility customers where SuperVAR may be the optimum grid solution.

The 36.5-MW (49,000 hp), 120 rpm HTS ship propulsion motor that is currently being built by AMSC and Northrop Grumman is expected to be delivered to the Navy in September 2006. In the near term, the superconductor rotor assembly is expected to be completed by AMSC in the next quarter and subsequently shipped for final motor assembly and testing.

AMSC will host an investor conference call beginning at 11:00 a.m. EST on November 9 to discuss Fiscal Year 2006 results for the second quarter and management's outlook.

To participate in the conference call, please dial 785-832-1508 and use conference ID "AMSC." Additionally, the conference will be simulcast at http://www.amsuper.com/investors/index.cfm and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86422&eventID=1151007. Re-broadcast of the call will be available from November 9 through November 16 over both of these websites. A telephonic playback of the call will also be available from 1:00 p.m. EST Wednesday, November 9, 2005, through midnight EST Wednesday, November 16, 2005. Please call 402-220-0872 to access the playback.

Results Report for Second Quarter Fiscal 2006

Statement of Operation Data	Three Months ended September 30,		Six Months ended September 30,
Revenues	2005	2004	2005	2004
By business segment:
AMSC Wires	$ 3,879,970	$ 3,062,418	$ 6,808,114	$ 6,396,567
SuperMachines	2,271,342	3,553,353	8,273,300	10,939,084
Power Electronic Systems	4,729,728	2,916,966	8,001,293	4,847,162

Total revenues	10,881,040	9,532,737	23,082,707	22,182,813

Operating loss: By business segment:

AMSC Wires	(6,143,580)	(3,100,805)	(10,857,724)	(5,989,807)
SuperMachines	(389,235)	(81,571)	(485,384)	(378,298)
Power Electronic Systems	(194,685)	(473,245)	(1,244,881)	(1,822,091)
Unallocated corporate expenses	(468,607)	(579,452)	(957,342)	(1,031,017)

Operating loss	(7,196,107)	(4,235,073)	(13,545,331)	(9,221,213)

Interest and other income/(expense)	437,312	151,392	1,148,100	191,364

Net loss	($6,758,795)	($4,083,681)	($12,397,231)	($9,029,849)

Net loss per share-(Basic & Diluted)	($0.21)	($0.15)	($0.38)	($0.33)

Weighted average shares outstanding	32,765,382	27,760,281	32,748,178	27,742,476

Selected Balance Sheet Data	September 30, 2005	March 31, 2005
Cash, cash equivalents, short and long- term investments	$ 74,520,524	$ 87,581,221
Selected current assets:
Accounts receivable, net	$ 4,984,013	$ 5,464,726
Inventory	$ 10,438,410	$ 6,872,197

Property, plant and equipment	$ 91,781,078	$ 91,108,633
Less: accumulated depreciation	(42,967,053)	(39,769,469)
Property, plant and equipment, net	$ 48,814,025	$ 51,339,164

Total assets	$145,796,499	$158,917,074

Accounts payable & accrued expenses	$ 11,140,133	$ 13,394,690
Deferred revenue	$ 2,308,550	$ 2,012,030

Stockholders' equity	$132,347,816	$143,510,354

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About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is the world's principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world- leading supplier of dynamic reactive power grid stabilization products. AMSC's HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems.

The company's products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

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American Superconductor and design, AMSC, POWERED BY AMSC, Revolutionizing the Way the World Uses Electricity, and DVC are trademarks and D-VAR and SuperVAR are registered trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company's ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company's products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of the Company's most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company's views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date this press release is issued.

Contact Information
Media	Wanda Whitson 508-621-4454 American Superconductor wwhitson@amsuper.com
Investors	Kevin Bisson 508-621-4220 American Superconductor investor@amsuper.com